Exhibit 23.1
CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Annual Report [Form 40-F] of Research In Motion Limited [the “Company”] for the year ended February 26, 2011 of our reports dated March 29, 2011 with respect to the consolidated financial statements of the Company included herein, and the effectiveness of internal control over financial reporting.
We also consent to the incorporation by reference in the Registration Statements [Form S-8 Nos. 333-85294, 333-100684 and 333-150470] pertaining to the Company’s stock option plans of our reports dated March 29, 2011 with respect to the consolidated financial statements of the Company included herein, and the effectiveness of internal control over financial reporting.

Kitchener, Canada, March 29, 2011.	/s/ Ernst & Young LLP Chartered Accountants
Licensed Public Accountants